Exhibit 99.1

Item 6.	Selected Financial Data

The following table sets forth selected financial data and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s audited consolidated financial statements and notes thereto included elsewhere in this current report. The selected financial data presented below have been derived from the Company’s consolidated financial statements; items may not sum due to rounding.

On December 26, 2006, GLDD Acquisitions Corp., then the Company’s parent corporation, was merged with a subsidiary of Aldabra Acquisition Corporation, or “Aldabra.” This merger, referred to in this current report as the “Aldabra Merger,” was accounted for as a reverse acquisition. Under this method of accounting, the Company was the acquiring company for financial reporting purposes. Accordingly, the merger was treated as the equivalent of the Company issuance of stock for the net monetary assets of Aldabra accompanied by a recapitalization. The net monetary assets of Aldabra, primarily cash, were stated at their fair value, which was equivalent to the carrying value, and accordingly no goodwill or other intangible assets were recorded.

Prior to the merger in 2006, the Company had Redeemable Preferred Stock. Dividends on the Company’s Series A and Series B Preferred Stock were cumulative semiannually and payable upon declaration at a rate of 8%. The preferred stock was recorded at its redemption and liquidation value of $1 per share, or $87 million plus accrued and unpaid dividends. Prior to the merger, there was $23.2 million in accumulated dividends outstanding. The holders of Preferred Stock were entitled to payment before any capital distribution was made with respect to any junior securities and had no voting rights. As a result of the merger on December 26, 2006, the preferred stock and accumulated dividends were exchanged for shares of Aldabra stock. The fair value of stock received was in excess of the carrying value of the Redeemable Preferred Stock at the time of the exchange. Therefore, the net loss available to common shareholders for the year ended December 31, 2006 was adjusted by $2.8 million in determining earnings per share. The historical results prior to the merger date of December 26, 2006, were that of GLDD Acquisitions Corp. The merger was considered a reverse acquisition, and therefore the weighted-average shares outstanding for all prior periods were retroactively restated to reflect the shares that were issued to acquire GLDD Acquisitions Corp common stock. Accordingly, 9,287,669, were deemed to be outstanding at the beginning of the earliest period presented.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(in millions except share and per share data)
Income Statement Data:
Contract revenues	$686.9	$622.2	$586.9	$515.8	$426.0
Costs of contract revenues	564.1	534.0	517.6	447.8	369.0

Gross profit	122.8	88.2	69.3	67.9	57.0
General and administrative expenses	54.4	46.0	43.2	39.0	31.4

Operating income	68.4	42.3	26.1	29.0	25.6
Interest expense, net	(13.5)	(16.2)	(17.0)	(17.5)	(24.3)
Equity in earnings (loss) of joint ventures	(0.6)	(0.4)	(0.0)	2.0	2.0

Income before income taxes	54.3	25.7	9.1	13.5	3.3
Income tax expense	(20.6)	(11.0)	(3.8)	(6.4)	(1.0)

Net income	33.7	14.7	5.3	7.1	2.3
Net (income) loss attributable to noncontrolling interests	0.9	2.7	(0.3)	(0.0)	(0.1)

Net income attributable to Great Lakes Dredge & Dock Corporation	$34.6	$17.5	$5.0	$7.1	$2.2

Redeemable preferred stock dividends	—	—	—	—	(8.2)
Redemption of preferred stock	—	—	—	—	(2.8)

Net income (loss) available to common stockholders of Great Lakes Dredge & Dock Corporation	$34.6	$17.5	$5.0	$7.1	$(8.8)

Basic earnings (loss) per share (1)	$0.59	$0.30	$0.09	$0.14	$(0.90)
Basic weighted average shares	58,649,681	58,506,608	58,469,431	48,911,491	9,779,781
Diluted earnings (loss) per share (1)	$0.59	$0.30	$0.09	$0.14	$(0.90)
Diluted weighted average shares	58,873,936	58,612,282	58,477,779	52,211,010	9,779,781

Note: Items may not sum due to rounding.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(in millions)
Other Data:
EBITDA (2)	$103.0	$77.6	$55.9	$57.5	$52.6
Net cash flows from operating activities	123.5	54.0	14.8	(6.3)	33.9
Net cash flows from investing activities	(62.7)	(24.9)	(26.3)	(77.8)	(21.5)
Net cash flows from financing activities	(15.6)	(36.4)	13.7	88.6	(9.4)
Depreciation and amortization	34.3	32.9	30.1	26.5	25.1
Maintenance expense	48.2	46.4	41.9	43.8	32.7
Capital expenditures (3)	29.9	27.3	44.6	111.0	29.8

(1)	Refer to Note 1 in the Company’s Consolidated Financial Statements for the years ended December 31, 2010, 2009 and 2008 and above information for additional details regarding these calculations.

(2)	See definition of EBITDA below

(3)	Capital expenditures in 2007 included the purchase of three vessels for $40.4 million. It also included the purchase of another vessel for $25.5 million, funded through a sale-leaseback transaction, as well as the buy-out of certain equipment previously under operating leases for $14.6 million. Capital expenditures in 2006 included approximately $3.9 million spent to buy-out certain equipment previously under operating leases and $10.4 million related to the reconfiguration of a dredge into a material handling barge that was funded through a sale-leaseback transaction.

	As of December 31,
	2010	2009	2008	2007	2006
	(in millions)
Balance Sheet Data:
Cash and equivalents	$48.5	$3.3	$10.5	$8.2	$3.6
Working capital	90.2	91.3	87.7	82.3	42.9
Total assets	693.8	665.4	666.2	624.4	528.4
Long term senior debt, promissory notes and subordinated notes	182.5	186.0	216.5	196.5	194.7
Total stockholder's equity	279.0	245.8	228.1	230.4	130.5

EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense. The Company presents EBITDA as an additional measure by which to evaluate the Company’s operating trends. The Company believes that EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that all of the Company’s primary stakeholders (i.e. its stockholders, bondholders and banks) use EBITDA to evaluate the Company’s period to period performance. Additionally, management believes that EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon EBITDA to assess performance for purposes of determining compensation under the Company’s incentive plan. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure the Company’s operating performance and uses EBITDA only as a supplement. The following is a reconciliation of EBITDA to net income (loss) attributable to Great Lakes Dredge and Dock Corporation:

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(in millions)
Net income attributable to Great Lakes Dredge & Dock Corporation	$34.6	$17.5	$5.0	$7.1	$2.2
Adjusted for:
Interest expense, net	13.5	16.2	17.0	17.5	24.3
Income tax expense	20.6	11.0	3.8	6.4	1.0
Depreciation and amortization	34.3	32.9	30.1	26.5	25.1

EBITDA	$103.0	$77.6	$55.9	$57.5	$52.6

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